Exhibit 10.3
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of July 28, 2008 by and between National Dentex Corporation, a Massachusetts corporation (the “Company”), and David L. Brown (the “Executive”).
     WHEREAS, the Company and the Executive entered into an Employment Agreement dated as of April 1, 1995 (the “Agreement”); and
     WHEREAS, the Company and the Executive desire to modify the terms and conditions of the Agreement as set forth below.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:
     1. Amendment to §3(b) of the Agreement. Section 3(b) of the Agreement is hereby amended by deleting Section 3(b) in its entirety and replacing it with the following:
“(b) the “Disability” of the Executive, as defined below, which termination shall be effective on the date of determination of Disability. “Disability” or “Disabled” shall mean (i) the inability of the Executive to engage in any substantial gainful employment activity on behalf of the Company, with or without reasonable accommodation as that term is defined under applicable state or federal law, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; or (ii) the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees. A determination of Disability shall be made by an independent physician selected by the Board of Directors and whose determination as to disability shall be binding on the Company and the Executive;”
     2. Amendment to §3(d) of the Agreement. Section 3(d) of the Agreement is hereby amended by deleting Section 3(d) in its entirety and replacing it with the following:
“(d) by the Executive for “Good Reason,” meaning, a voluntary termination by the Executive of his employment with the Company after the occurrence of one or more of the following without the consent of the Executive (each a “Good Reason Event”): (1) a material diminution in the Base Salary; (2) a material diminution in the Executive’s authority, duties or responsibilities; (3) the relocation of the

Executive’s principal place of business to more than fifty (50) miles from the place where the Executive was employed immediately prior to the relocation; or (4) any other action or inaction that constitutes a material breach by the Company of this Agreement, provided, (A) such Good Reason Event is not remedied or cured by the Company within 30 days after the Company receives notice from the Executive of the occurrence of a Good Reason Event; (B) such notice of the occurrence of a Good Reason Event is sent by the Executive no later than 30 days after the occurrence of such Good Reason Event; and (C) in all events, the Executive terminates his employment with the Company within 120 days of the occurrence of such Good Reason Event;”
     3. Amendment to §4 of the Agreement. Section 4 of the Agreement is hereby amended by adding a new clause (g) to Section 4 as follows:
“(g) (1) Distributions to a Specified Employee may not be made before the date that is six months after the date of separation from service, or, if earlier, the date of death.
     (2) For purposes of this section a “Specified Employee” shall mean the Executive if the Company’s stock is publicly traded on an established securities market and the Executive:
          (i) owns more than 5 percent (5%) of the stock of the Company or any member of its “controlled group” as that term is defined under §1563 of the Internal Revenue Code of 1986, as amended;
          (ii) owns more than 1 percent (1%) of the stock of the Company and has compensation from the Company in excess of $150,000 per year; or
          (iii) is an officer of the Company with compensation in excess of $145,000 per year.
          (3) Any distributions that are delayed due to this Section 4(g) will be paid in a lump sum to the Specified Employee within five business days following the end of the six month period.”
     4. Amendment to §9(f) of the Agreement. Section 9(f) of the Agreement is hereby amended by deleting Section 9(f) in its entirety and replacing it with the following:
“(f) Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered by hand or sent by registered mail, return receipt requested, or by recognized overnight express courier, postage prepaid, and if to the Executive, addressed to him at the address set forth below, and if to the Company, addressed to it at 2 Vision Drive, Natick, Massachusetts

01760, Attention: Board of Directors, with a copy to Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, Attention: Donald H. Siegel, P.C., or such other address as shall have been specified in writing by either party to the other, and any such notice or communication shall be deemed to have been given as of the date so mailed.”
     5. Ratification. Except as expressly amended hereby, the Agreement is hereby ratified and confirmed in all respects and shall continue in full force and effect. This Amendment and the Agreement shall hereafter be read and construed together as a single document, and all references in the Agreement shall hereafter refer to the Agreement as amended by this Amendment.
     6. Amendments; Governing Law. This Amendment may not be changed orally but only by a written instrument signed by the parties hereto. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).
     7. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

NATIONAL DENTEX CORPORATION
By:	/s/ Richard F. Becker, Jr.
Name:	Richard F. Becker, Jr.
Title:	Executive Vice President

EXECUTIVE:
/s/ David L. Brown
David L. Brown
Address:

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